UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 20, 2021

RPM INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14187	02-0642224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2628 Pearl Road, P.O. Box 777, Medina, Ohio	44258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 273-5090

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	RPM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

As previously announced, given macroeconomic uncertainty resulting from the Covid-19 pandemic, RPM International Inc. (the “Company”) had suspended stock repurchases under its stock repurchase program which was put into place as part of the Company’s goal of returning a total of $1.0 billion in capital to its stockholders (the “Stock Repurchase Program”). At its recently concluded meetings on January 18 and 19, 2021, the Company’s Board of Directors authorized the resumption of the Company’s stock repurchases under the Stock Repurchase Program, pursuant to which $469.7 million of shares of common stock currently remain available for repurchase. The Company’s Board of Directors also extended the Stock Repurchase Program beyond its original May 31, 2021 expiration date until such time as the remainder of the Stock Repurchase Program has been utilized and the totality of the $469.7 million in remaining capital has been returned to its stockholders. Pursuant to the Stock Repurchase Program, the Company may repurchase shares of its common stock from time to time in the open market or in private transactions at various times and in amounts and for prices that the Company’s management deems appropriate, subject to insider trading rules and other securities law restrictions. The timing of the Company’s purchases will depend upon prevailing market conditions, alternative uses of capital and other factors. The Company may limit or terminate the Stock Repurchase Program at any time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPM International Inc.
(Registrant)
Date January 20, 2021
/s/ Edward W. Moore
Edward W. Moore Senior Vice President, General Counsel and Chief Compliance Officer